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                                                                   Exhibit 10.20

                                                                  Execution Copy

                              EMPLOYMENT AGREEMENT

      AGREEMENT, made and entered into as of the Effective Date by and between PRIMEDIA Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and Thomas S. Rogers (the "Executive").

                               W I T N E S S E T H:

      WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment (this "Agreement") and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

      1. Definitions.

            (a) "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

            (b) "Base Salary" shall mean the salary provided for in Section 4 below or any increased salary granted to the Executive pursuant to Section 4.

            (c) "Board" shall mean the Board of Directors of the Company.

            (d) "Cause" shall mean:

                  (i) the Executive is convicted of a felony involving moral turpitude or involving fraud against the Company; or

                  (ii) the Executive is guilty of willful gross neglect or willful gross misconduct, in carrying out his duties under this Agreement, including, without limitation, a non-appealable final determination by a court that he has committed sexual harassment, resulting, in either case, in material economic harm to the Company, unless the Executive reasonably believed in good faith that such act or nonact was in the best interests of the Company.

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            (e) "Change in Control" shall mean the occurrence of any one of the following events:

                  (i) a transaction or series of related transactions whereby KRR Associates and/or its Affiliates ("KKR") sells or otherwise disposes of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of securities of the Company representing 35% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors of the Company to any single person or group (within the meaning of Section 13(d) (3) of the 1934 Act, and the rules and regulations promulgated thereunder), other than to an Affiliate of KKR, and in connection with or following such disposition such single person or group obtains control of a majority of the seats (other than vacant seats) on the Board;

                  (ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                  (iii) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

                  (iv) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company).

            (f) "Constructive Termination Without Cause" shall mean termination by the Executive of his employment at his initiative following the occurrence of any of the following events without his consent:

                  (i) a reduction in the Executive's initial Base Salary or target bonus opportunity or the termination or material reduction of any employee benefit or perquisite enjoyed by him (other than as part of an across-the-board reduction applicable to all executive officers of the Company);

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                  (ii) the failure to elect or reelect the Executive to any of the positions described in Section 3 or the removal of him from any such position;

                  (iii) a material diminution in the Executive's duties or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive's ability to function as the Chairman and Chief Executive Officer of the Company;

                  (iv) the relocation of the Company's principal office, or the Executive's own office location, as assigned to him by the Company, other than a relocation at the Executive's initiative, to a location more than 50 miles from New York, New York; or

                  (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 30 calendar days after a merger, consolidation, sale or similar transaction, or

                  (vi) the occurrence of a Change in Control.

Following written notice from the Executive of any of the events described above, the Company shall have 30 calendar days in which to cure. If the Company fails to cure, the Executive's termination shall become effective on the 31st calendar day following the written notice.

            (g) "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement as determined by a medical doctor selected by the Company and the Executive. If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

            (h) "Effective Date" shall be January 3, 2000; provided, however that Executive may commence his employment with the Company earlier if his obligation to provide services under his employment contract with his previous employer ends earlier, in which event such earlier date of commencement of employment with the Company shall be the Effective Date. The Executive warrants he has no such contractual obligations with his previous employer as of January 3, 2000.

            (i) "Execution Date" shall mean the date on which this Agreement is executed by both Parties and placed in escrow.

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            (j) "Fair Market Value" per share on any given date shall mean the closing price of the shares of Stock on such date on the principal securities exchange on which such shares may at the time be listed, or if shares are not so listed, the average of the representative bid and asked prices quoted on the Nasdaq or any similar successor organization. If at any time the shares are not listed or quoted, the Fair Market Value per share shall be agreed between Executive and the Company. If the Executive and the Company cannot agree, the matter shall be submitted to arbitration in New York, NY and shall be settled in accordance with the Expedited Procedures of the then-prevailing Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA"), by a neutral arbitrator to be selected by mutual agreement between the Executive and the Company. Anything herein to the contrary notwithstanding, in the event that a different plan or agreement is currently in effect or is subsequently adopted or entered into which provides a different definition of and/or mechanism for ascertaining Fair Market Value, the definition in such different plan or agreement will prevail as to the interpretation of that plan or agreement.

            (k) "Pro Rata" shall mean a fraction, the numerator of which is the number of days that the Executive was employed in the applicable performance period (a calendar year in the case of an annual bonus and a performance cycle in the case of an award under the Long-Term Incentive Plan) and the denominator of which shall be the number of days in the applicable performance period.

            (l) "Stock" shall mean the Common Stock of the Company.

            (m) "Term of Employment" shall mean the period specified in Section 2 below (including any extension as provided therein).

            (n) "Voting Stock" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

      2. Term of Employment.

            The Term of Employment shall begin on the Effective Date, and shall extend until the fourth anniversary of the Effective Date, with automatic one-year renewals thereafter unless either Party notifies the other at least 6 months before the scheduled expiration date that the term is not to renew. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Section 12.

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      3. Position, Duties and Responsibilities.

            (a) Commencing on the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Chairman of the Board and Chief Executive Officer of the Company and be responsible for the general management of the affairs of the Company. The Executive shall also be elected by the Board as a member of the Board, effective as of the Effective Date. The Executive, in carrying out his duties under this Agreement, shall report to the Board. During the term of this Agreement, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests.

            (b) Nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations with the concurrence of the Board (which approval shall not be unreasonably withheld),
(ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3 (b) do not conflict or materially interfere with the effective discharge of his duties and responsibilities under
Section 3 (a).

      4. Base Salary.

            The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $1,200,000. The Base Salary shall be reviewed annually for increase in the discretion of the Board.

      5. Annual Incentive Award.

            During the Term of Employment, commencing in 2000 the Executive shall have a target bonus opportunity each year equal to $800,000, payable in that amount if the performance goals established for the relevant year are met. If such performance goals are not met, the Executive shall receive a lesser amount (or nothing) as determined in accordance with agreed upon measures and benchmarks. In addition, the Executive may receive an additional bonus payment, at the Board's discretion, in an amount of up to $1 million for extraordinary performance. The performance measures and benchmarks shall be mutually agreed upon and may include, without limitation, such areas as revenue and EBITDA growth, debt management, market share and other strategic objectives. In addition to the foregoing, the Executive shall be paid a one-time guaranteed annual incentive award of $400,000 payable contemporaneously with the payment of 1999 annual incentive awards to other senior executives of the Company. The

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Executive shall be paid his annual incentive awards no later than other senior executives of the Company are paid their annual incentive awards.

      6. Stock Purchase.

            Within 60 days of the Effective Date, the Executive agrees to purchase a number of shares of the Company's Stock pursuant to the Company's 1992 Stock Option and Purchase Plan; such number of shares shall be determined by dividing $2,000,000 by the Fair Market Value of a share of the stock on the Execution Date.

      7. Equity Awards.

            (a) General. As soon as practicable following the Effective Date, the Company shall grant the Executive the equity-based awards described in this
Section 7.

            (b) Restricted Stock Award. In order to keep the Executive whole in respect of compensation he is forfeiting at his previous employer, as of the Effective Date the Company shall award the Executive shares of restricted stock with terms substantially as summarized in Exhibit A attached hereto, such terms to be embodied in an agreement as soon as practicable.

            (c) Stock Option Award. As of the Effective Date, the Company shall grant the Executive a ten-year stock option award to purchase 5 million shares of Stock, with terms substantially as summarized in Exhibit B, attached hereto, such terms to be embodied in an agreement as soon as practicable.

            (d) Awards in Separate Internet Ventures. In the event that one or more separate internet ventures ("Internet Ventures") are formed by the Company, the Executive shall be granted 3% of the equity of each Internet Venture in the form of options (the "Internet Options"). In addition, the Executive shall be offered an opportunity to purchase an additional 2% of the equity of each such Internet Venture (together with the Internet Options, the "Internet Equity"). The purchase price and the exercise price of the Internet Options shall be the lower of the price then utilized by the Company either to (i) sell equity or grant options to executives in the relevant Internet Venture or (ii) sell equity or enter into a transaction with a third party, and if no such transaction has taken place then the purchase price and the exercise price shall be as the parties shall agree. The Executive and the Company shall agree on the specific terms of the option grants or equity purchases at the time of such grants and purchases. Such agreement shall include terms relating to vesting, anti-dilution, tag-along, and registration rights (whether the Internet Ventures are private or public). Such terms will address the basis for providing

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Executive liquidity in the event the relevant Internet Venture is not or does not become, a publicly traded entity, including in cases of termination without Cause, death and Disability (which, in such cases, shall be on a basis comparable to that outlined in Section 12 and Exhibit B with respect to such terminations). The terms of such options to, and purchases of, Internet Equity as applied to the Executive may be more substantial than or different from the terms of similar transactions in the relevant Internet Venture involving grants or sales to other employees, as determined at such time. In each case, the Company and the Executive shall consider, in determining the terms of the option or purchase, the specific business being developed.

            (e) Going Private Protection. The Executive's equity participation shall continue in the event the Company is taken private by KKR. Prior to the Company's being taken private, the Company and the Executive shall negotiate, in good faith, definitive agreements governing the rights of the Executive following such event, it being the intention of the Parties to provide the Executive with a comparable equity opportunity to that contemplated at the time such Stock and options were granted. The agreements will specify, among other things, that the Executive will have the opportunity to sell his equity interests on a basis comparable to the sales made by KKR, on behalf of itself and its fund investors, and will have terms governing registration rights, tag-along rights, anti-dilution rights and puts and calls between the Executive and the Company. The agreement will also specify how the Executive will be able to avail himself of full liquidity in the case of death, disability and termination without cause, so as to continue to effectuate the intent of Section 12 and Exhibit B with respect to such terminations.

      8. Additional Stock Option Awards.

            The Executive may be eligible for stock option awards commencing with awards in 2000 in accordance with Coin an practices applicable to its senior-level executives at the sole discretion of the Board.

      9. Employee Benefit Programs.

            During the Term of Employment, the Executive shall be entitled to participate in any employee pension and welfare benefit plans and programs made available to the Company's senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings and other retirement plans or programs, 401(k), medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs

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and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. The Executive's participation shall be based on, and the calculation of all benefits shall be based on, the assumptions that the Executive has met all service-period or other requirements for such participation provided that no such assumptions shall be made as to a tax-qualified plan if such assumption would jeopardize the tax-qualified status of such plan.

      10. Supplemental Pension.

            It is the intention of the Parties that the Company in the near future shall give good faith consideration to the adoption of a pension or deferred compensation arrangement in which the Executive would participate. Such arrangement would take into account his 13 years of credited service at his previous employer, in addition to his years of service with the Company, as well as the level of benefits provided to him at his previous employer. Any decision by the Company on whether to adopt such a pension or deferred compensation arrangement shall be made by the Board in its sole discretion.

      11. Reimbursement of Business and Other Expenses; Perquisites; Vacations.

            (a) The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy. The Company shall pay all reasonable financial consultant and legal fees and expenses incurred by the Executive in connection with the negotiation of the Executive's employment arrangements with the Company.

            (b) During the Term of Employment, the Executive shall be entitled to a car and driver and to participate in the Company's other perquisites in accordance with the terms and conditions of such arrangements as they are in effect from time to time for the Company's chief executive officer, including without limitation, tax preparation and financial counseling, first-class air travel and limousine services.

            (c) The Executive shall be entitled to five weeks paid vacation per year of employment, which shall accrue and otherwise be subject to the Company's vacation policy for senior executives.

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      12. Termination of Employment.

            (a) Termination Due to Death. In the event that the Executive's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits:

                  (i) Base Salary through the end of the month in which death occurs;

                  (ii) annual incentive award for the year in which the Executive's death occurs, based on the original target award performance for such year, payable in a single installment promptly after his death;

                  (iii) all outstanding options in the shares of the Company or any Internet Venture, whether or not then exercisable, shall become exercisable and shall remain exercisable until the end of their originally scheduled terms; and

                  (iv) the restrictions on restricted stock shall lapse.

            (b) Termination Due to Disability. In the event that the Executive's employment is terminated due to his Disability, he shall be entitled to the following benefits:

                  (i) disability benefits in accordance with the long-term disability program then in effect for senior executives of the Company;

                  (ii) Base Salary through the end of the month in which disability benefits commence;

                  (iii) annual incentive award for the year in which the Executive's termination occurs, based on the original target award for such year, payable in a single installment promptly after his termination;

                  (iv) all outstanding options, both in the shares of the Company and any Internet Venture, whether or not then exercisable, shall become exercisable and shall remain exercisable until the end of their originally scheduled terms; and

                  (v) the restrictions on any restricted stock shall lapse.

            In no event shall a termination of the Executive's employment for Disability occur until the Party terminating his

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employment gives written notice to the other Party in accordance with Section 23 below.

            (c) Termination by the Company for Cause.

                  (i) A termination for Cause shall not take effect unless the provisions of this paragraph (i) are complied with. The Executive shall be given written notice by the Board of the intention to terminate him for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within six months of the Board learning of such act or acts or failure or failures to act. The Executive shall have ten calendar days after the date that such written notice has been given to the Executive in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct or such cure is not possible, the Executive shall then be entitled to a hearing before the Board. Such hearing shall be held within 15 calendar days of such notice to the Executive, provided he requests such hearing within ten calendar days of the written notice from the Board of the intention to terminate him for Cause. If, within five calendar days following such hearing, the Executive is furnished written notice by the Board confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

                  (ii) In the event the Company terminates the Executive's employment for Cause:

                        (A) he shall be entitled to Base Salary through the date of the termination;

                        (B) all outstanding options both in shares of the Company and any Internet Venture which are not then exercisable shall be forfeited; exercisable options and warrants shall remain exercisable until the earlier of the forty-fifth day after the date of termination or the originally scheduled expiration date of the options unless the Compensation Committee determines otherwise; and

                        (C) all restricted stock as to which restrictions have not lapsed shall be forfeited.

            (d) Termination without Cause or Constructive Termination without Cause. In the event the Executive's employment is terminated by the Company without Cause, other than due to Disability or death, or in the event there is a Constructive Termination without Cause, the Executive shall be entitled to the following benefits:

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                  (i) Base Salary through the date of termination;

                  (ii) Base Salary, at the annualized rate in effect on the date of termination, for a period of 24 months following such termination, provided that, at the Executive's option, the Company shall pay him the present value of such salary continuation payments in a lump sum (using as the discount rate the Applicable Federal Rate specified under Section 1274 of the Internal Revenue Code of 1986, as amended (the "Code"), for short-term Treasury obligations as published by the Internal Revenue Service for the month in which such termination occurs);

                  (iii) a Pro Rata annual incentive award for the year in which termination occurs, based on his original target award for such year, payable when annual incentive awards are paid to other senior executives (or in a lump sum in accordance with the proviso in Section 12 (d) (ii));

                  (iv) an annual incentive award for a period of 24 months following the date of termination, based on his original target award for the year in which termination occurs and payable in equal monthly installments over the 24-month period of Base Salary continuation payments pursuant to Section 12
(d) (ii) (or in a lump sum in accordance with the proviso in Section 12 (d)
(ii));

                  (v) options granted pursuant to Section 7 (c) shall accelerate and remain exercisable in accordance with Exhibit B; all options both in shares of the Company and any Internet Venture, whether or not then exercisable, shall become exercisable and shall remain exercisable until the end of their originally scheduled terms;

                  (vi) the restrictions on restricted stock shall lapse; and

                  (vii) the Executive shall be entitled to continued participation in all medical, dental, vision and hospitalization insurance coverage and in other employee benefit plans or programs in which he was participating on the date of his termination until the earlier of:

                        (A) 24 months following the date of termination and

                        (B) the date, or dates, he becomes eligible for coverage and benefits under the plans and programs of a subsequent employer. The Executive shall promptly advise the Company of any such subsequent employment and the benefits he receives in connection therewith.

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In the event the Company's plans do not permit continuation of Executive's participation following his termination, the Company shall provide the Executive with an amount which, after taxes, is sufficient for him to purchase equivalent benefits.

            (e) Voluntary Termination. A termination of employment by the Executive on his own initiative, other than a termination due to death or Disability or a Constructive Termination without Cause or retirement following the end of the Term of Employment, shall have the same consequences as provided in Section 12 (c) (ii) for a termination for Cause. A voluntary termination under this Section 12 (e) shall be effective 30 calendar days after prior written notice is received by the Company, unless the Company elects to make it effective earlier.

            (f) Non-renewal by the Company. In the event that the Company notifies the Executive pursuant to Section 2 of this Agreement that the Term of Employment shall not renew, the Executive shall be entitled to the same benefits as provided in Section 12 (d); provided, however that the period for which entitlements are provided shall be 12 months instead of 24 months in all subsections where such period applies.

            (g) Consequences of a Change in Control.

                  (i) Upon Executive's termination of employment pursuant to
Section 12 (d), following a Change in Control, the Executive shall be entitled to the benefits provided in Section 12 (d) above as well as to the benefits provided in Section 12 (g) (ii)

                  (ii) Immediately following a Change in Control, whether or not he remains employed, all amounts, rights and benefits to which the Executive is entitled at the Company or at any Internet Venture but not yet vested, whether under this Agreement or otherwise, shall become fully vested.

                  (iii) In the event that any amount or benefit (collectively, the "Covered Payments") paid or distributed to the Executive by the Company or any Affiliate incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar tax that may hereafter be imposed ("Excise Tax"), the Company shall pay to Executive at the time specified below, the Tax Reimbursement Payment. The Tax Reimbursement Payment is defined as an amount which, after imposition of all income, employment and excise taxes thereon, is equal to the Excise Tax on the Covered Payments. The determination of whether Covered Payments are subject to Excise Tax and, if so, the amount of the Tax Reimbursement Payment to be paid to the Executive shall be made by an independent auditor (the "Auditor") jointly selected by the Company and the Executive and paid by the Company. The Auditor

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shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then Executive and the Company shall each select an accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the Executive by the Company prior to the date that the corresponding Excise Tax payment is due to be paid by the Executive (through withholding or otherwise). The Executive covenants that he will use the Tax Reimbursement Payment under this subsection (iii) for the sole purpose of paying the Excise Tax.

            (h) Other Termination Benefits. In the case of any of the foregoing terminations, the Executive or his estate shall also be entitled to:

                  (i) the balance of any incentive awards due for performance periods which have been completed, but which have not yet been paid;

                  (ii) any expense reimbursements due the Executive; and

                  (iii) other benefits, if any, in accordance with applicable plans and programs of the Company.

            (i) No Mitigation; No Offset. In the event of any termination of employment under this Section 12, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

            (j) Nature of Payments. Any amounts due under this Section 12 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

      13. Confidentiality.

            (a) The Executive agrees that he will not, at any time during the Term of Employment or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or Affiliate of the Company, obtained during the course of his employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or Affiliate of the Company or as may be required by law, provided that, if the Executive receives legal process with regard to disclosure of

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such information, he shall promptly notify the Company and cooperate with the
Company in seeking a protective order.

            (b) The Executive agrees that at the time of the termination of his employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive's employment and his personal rolodex, personal files, phone book and similar items.

            (c) The Executive agrees that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of this Section 13; accordingly, the Company shall be entitled, in addition to its rights at law, to seek an injunction and other equitable relief without the need to post a bond.

      14. Resolution of Disputes.

            Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in New York, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each Party shall bear his or its own costs of the mediation, arbitration or litigation.

      15. Indemnification.

            (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense,

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liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

               (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 15 (a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

               (c) The Company agrees to indemnify the Executive against any action which the Executive's previous employer may bring against the Executive in connection with his resignation whether for damages, injunction or other forms of equitable relief, including the costs in the form of reasonable attorneys' fees and disbursements; provided, however, that nothing in this Agreement shall be construed as requiring any breach of Executive's existing contractual obligations, including, without limitation, the term of his services and the preservation of confidentiality of his previous employer's proprietary information.

               (d) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

       16.     Assignability; Binding Nature.

            This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the

Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.

      17. Entire Agreement.

            This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

      18. Amendment or Waiver.

            No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

      19. Severability.

            In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

      20. Survivorship.

            Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive's employment. This Agreement itself (as distinguished from the Executive's employment) may not be terminated by either Party without the written consent of the other Party. Upon the expiration of the term of the Agreement, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties as embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement.

      21. References.

            In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

      22. Governing Law.

            This Agreement shall be governed in accordance with the laws of New York without reference to principles of conflict of laws.

      23. Notices.

            All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:      PRIMEDIA Inc.
                        745 Fifth Avenue
                        New York, New York 10151

If to the Executive:    Thomas S. Rogers
                        c/o PRIMEDIA Inc.
                        745 Fifth Avenue
                        New York, New York 10151

      24. Headings.

            The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

      25. Counterparts.

            This Agreement may be executed in two or more counterparts.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                           PRIMEDIA Inc.


                                           By: /s/ Perry Golkin
                                              ----------------------------------
                                               Perry Golkin


                                           /s/ Thomas S. Rogers
                                           -------------------------------------
                                           Thomas S. Rogers

                                                                             A-l


                                                                       EXHIBIT A

                                RESTRICTED STOCK

                              SUMMARY OF KEY TERMS

1. Number of Shares               Number of shares determined by dividing
                                  $17,000,000 by Fair Market Value of a share of Stock as of the Execution Date

2. Grant Date                     Granted as soon as practicable following the
                                  Effective Date

3. Vesting                        Vests in three equal installments on the first
                                  three anniversaries of the Effective Date

4. Accelerated Vesting            Vests immediately if stock price is double the
                                  Fair Market Value on the Execution Date and does not fall below that doubled value for a period of 30 consecutive calendar days. For this purpose the Fair Market Value on the Execution Date shall be appropriately adjusted for stock splits, stock dividends, etc.

5. Consequences of                Vesting and exercisability in the event of the
   Termination of                 following:
   Employment
                                  - Death
                                  - Disability
                                  - Termination for Cause
                                  - Termination without Cause or Constructive
                                    Termination
                                  - Voluntary Termination
                                  - Change in Control

                                  shall be pursuant to Section 12 of the
                                  Employment Agreement.

6. Going Private                  The consequences in the event the Company is
                                  taken private shall be pursuant to Section
                                  7(e) of the Employment Agreement.

                                                                             B-l


                                                                       EXHIBIT B

                               STOCK OPTION GRANT

                              SUMMARY OF KEY TERMS

1. Number of Shares               5 million

2. Grant Date                     Granted as soon as practicable following the
                                  Effective Date

3. Term                           10 years

4. Exercise Price                 Fair Market Value on Execution Date

5. Vesting                        Vests monthly over 4 years in 48 equal
                                  tranches or 104,167 shares per month.

6. Additional Shares:             In the event of a Termination without Cause or
                                  a Constructive Termination Without Cause
   Accelerated Vesting            additional shares not yet vested shall vest
   upon Termination               (the "Additional Shares") so that Executive
   without Cause or               shall have no less than the following total
   Constructive                   number of vested shares:
   Termination
   Without Cause
   (including by
   Change in Control)

                                  Termination        1.75 million
                                  prior to the
                                  end of year 1

                                  Termination        3 million
                                  after the
                                  completion
                                  of year 1

                                  In the event of a termination without Cause or a Constructive Termination without Cause, all shares that became vested pursuant to this
                                  Section 6 or that have previously vested under
                                  Section 5 shall continue to be exercisable for the remainder of the option term.

7. Performance Shares:            Of the 5 million shares, 2 million will be in
                                  a "special acceleration pool" that can
   Accelerated                    accelerate faster based on achievement of
   Performance Vesting            stock price targets (the "Performance Shares")
   as Alternative                 This leaves 3 million shares under this
   Calculation to                 calculation to vest on a time basis of 1/48
   Accelerate Monthly             per month. If the Stock doubles in value from
   Vesting                        the exercise price and remains at that level
                                  for 30 consecutive calendar days, all 2
                                  million shares will become vested. The 2 million shares in this "pool" will vest on a pro-rata basis if the stock price increases to a level less than double the exercise price. The potential vesting of the shares in this "pool" is in lieu of the vesting of 41,667 shares on a monthly basis of the total
                                  104,167 which vest monthly. All shares of Stock vesting pursuant to this Section 7 shall continue to be exercisable for the remainder of the option term except in the case of a termination for Cause or a voluntary termination (see Section 9 below).

                                  The operation of this paragraph will never result in the number of options that vest being less than the number which would have vested based on the vesting schedule of 104,167 shares per month.

8.  Illustration of               To illustrate the above, assume on the second
    Accelerated Vesting           anniversary date the stock has gone up 100% in
                                  value. 2.5 million shares will have vested on the basis of monthly vesting. In this instance, however, Executive would be entitled to full acceleration of the 2 million shares in the "special acceleration pool" for an aggregate of 3.5 million shares as follows:

                                  - 1.5 million shares based on monthly vesting at the rate of 1/48 per month for 3 million non-acceleration shares plus

                                  - 2 million "special acceleration pool"
                                  performance shares based on achievement of 100% of the target price increase (the target being double the market price)

9.  Consequences of               Vesting and exercisability in the
    Termination of                event of the following:
    Employment on
    Vesting and                   - death or disability - full vesting and
    Exercisability                option remains exercisable for remainder of
    (Other than                   option term
    Termination without
    Cause or                      - termination for Cause or voluntary
    Constructive                  termination - unvested option shares forfeited
    Termination)                  and already vested option remains exercisable
                                  for 90 days

10. Going Private                 The consequences in the event the Company is
                                  taken private shall be pursuant to Section
                                  7 (e) of the Employment Agreement.

                                   AMENDMENT I

      AMENDMENT made and entered into as of the Effective Date by and between PRIMEDIA Inc., a Delaware corporation (together with its successors and assigns permitted under this Amendment, the "Company") and Thomas S. Rogers (the "Executive")

                                   WITNESSETH

      WHEREAS, the Company and the Executive entered into an Employment Agreement (the "Employment Agreement"); and

      WHEREAS the Company and the Executive wish to amend the Employment Agreement;

      NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

      1. The capitalized terms contained in this Amendment which are not specifically defined herein shall have the meaning ascribed to them in the Employment Agreement.

      2. Section 12 (c) (ii) (C) shall be amended by deleting the period and by adding the following "...; provided that (I) if such termination occurs after October 26, 2000, at least one-third of all of the restricted stock shall be vested and all unvested restricted stock forfeited and (II) if such termination occurs after the conditions set forth in Section 4 of Exhibit A(without giving effect to the addition to the first sentence thereof added in accordance with Section 4 of this Amendment) have been met, none of the restricted stock shall be forfeited.

      3. Section 3 of Exhibit A is amended by deleting everything following "on" and substituting in lieu thereof the following "...January 1, 2001, October 26, 2001 and October 26, 2002."

      4. Section 4 of Exhibit A is amended by deleting the period at the end of the first sentence thereof and adding thereto the following "...; provided however that such accelerated vesting shall occur no earlier than January 1, 2001."

      5. Except as specifically set forth in this Amendment to the contrary, the Employment Agreement shall be unmodified and remain in full force and effect.

      IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

                                                  PRIMEDIA Inc.


                                                  by /s/ Beverly C. Chell
                                                     ---------------------------
                                                       Vice Chairman


                                                  /s/ Thomas S. Roger
                                                  ------------------------------
                                                  Thomas S. Roger